Exhibit 23.6

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Neighborhood Intelligence, Inc. (formerly known as Bed Bath & Beyond, Inc.) of our report dated October 14, 2024 with respect to the consolidated financial statements of tZERO Group, Inc., included in the Annual Report on Form 10-K of Neighborhood Intelligence, Inc., for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Baker Tilly US, LLP
New York, New York
August 17, 2026